Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Organization
Allied VGH Inc.(1)	Nevada
Allied VNC Inc.(2)	Nevada
Mineral Ridge Resources Inc.(2) (3)	Nevada
Victory Gold Inc.(2)	Nevada
Victory Exploration Inc.(4)	Nevada
Hycroft Resources & Development, Inc.(2)	Nevada
Hycroft Lewis Mine, Inc.(5)	Nevada
Allied Nevada Gold Holdings LLC(1)	Nevada

(1)	100% owned by Allied Nevada Gold Corp.

(2)	100% owned by Allied VGH Inc.

(3)	Currently in process of being dissolved.

(4)	100% owned by Victory Gold Inc.

(5)	100% owned by Hycroft Resources & Development, Inc.